Exhibit 99.1

FOR IMMEDIATE RELEASE

May 25, 2006. The Conway National Bank announced today that Harold G. Cushman, Jr., was elected by the Board as its Chairman. At the Board meeting on May 25, 2006, the Board also took the following actions, among others:

1. R. Phil Hucks and Paul R. Dusenbury were suspended with pay from positions as President and CEO of The Conway National Bank and as Executive Vice President, Treasurer, Chief Financial Officer, and Cashier of The Conway National Bank, pending review by a special committee of the Board.

2. To fill these positions on an interim basis, W. Jennings Duncan was appointed by the Board as Interim President and CEO of The Conway National Bank and L. Ford Sanders, II was appointed by the Board as Interim Executive Vice President, Treasurer, Chief Financial Officer, and Cashier of The Conway National Bank.

Mr. Cushman said, "I am honored to have been selected by my fellow Board members to serve as Chairman of the Board of The Conway National Bank. As I said when I was elected Chairman of the Bank's parent corporation, CNB Corporation, it is my intention to work with the officers and employees to make our bank the leading financial institution in our service area."